Exhibit 10.2

Contract for Services

CBRE, Inc.
2575 East Camelback Road
Phoenix, Arizona 85016
www.cbre.us/valuation
November 27, 2018
Michael R. Rowland, MAI, FRICS
Executive Managing Director
Nathan D. DeBacker
Chief Financial Officer and Treasurer
CIM INCOME NAV, INC.
2325 E. Camelback Road, 10th Floor
Phoenix, Arizona 85016
Phone:    602.778.6081
Email:    ndebacker@cimgroup.com

RE:    Amendment to Master Agreement
INAV Portfolio

Dear Mr. DeBacker:
We are pleased to submit this proposal (the “Proposal”) for this assignment. This Proposal for amendment is a modification to the Master Agreement dated 9/1/2011. Unless presented below, all of the terms and conditions contained in the Master Agreement are still in force.

PROPOSAL SPECIFICATIONS
Purpose:	To estimate the Market Value of the referenced real estate.
Premise:	As Is
Rights Appraised:	Property Rights appraised will be identified by client. Mortgage notes to be valued will be identified by client.
Intended Use:	Financial Reporting purposes, and as otherwise provided in the Master Agreement.
Intended User:
The intended user is CIM INCOME NAV, INC. f/k/a COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC. (the “REIT” or “Client”), the REIT’s Advisor, the REIT’s fund accountant as well as its auditors, intermediaries and investors, and such other parties and entities (if any) expressly recognized by CBRE as “Intended Users” (as further defined herein), or as otherwise identified in the Master Agreement.

Reliance:
Reliance on any reports produced by CBRE under this Agreement is extended solely to parties and entities expressly acknowledged in a signed writing by CBRE as Intended Users of the respective reports, provided that any conditions to such acknowledgement required by CBRE or hereunder have been satisfied. Parties or entities other than Intended Users who obtain a copy of the report or any portion thereof (including Client if it is not named as an Intended User), whether as a result of its direct dissemination or by any other means, may not rely upon any opinions or conclusions contained in the report or such portions thereof, and CBRE will not be responsible for any unpermitted use of the report, its conclusions or contents or have any liability in connection therewith.

Inspection:	CBRE will conduct a physical inspection of the interior and exterior of the subject property, or its surrounding environs once every three years.

Timing:
As modified by this Proposal, all Updated Appraisals of property under the Master Agreement will be provided on an annual basis, at approximately the one-year anniversary of the Initial Appraisal or most recent Updated Appraisal conducted by CBRE, as applicable.

Valuation Approaches:
We anticipate for single tenant assets with a remaining term of 8 years or more, we will complete the direct capitalization approach. We anticipate for single tenant assets with a remaining term of less than 8 years, we will complete the direct capitalization approach and a discounted cash flow analysis. For multi-tenant properties, we anticipate completing the direct capitalization approach and a discounted cash flow analysis. However, we reserve the right to consider all traditional approaches to value if needed to develop a credible value.

Report Type:	Concise Appraisal Report

Appraisal Standards:	USPAP

Appraisal Fee:	Pursuant to Exhibit 1

Term:	The Master Agreement, as modified by this Proposal, will remain in effect for one year.

Termination:
The Master Agreement, as modified by this Proposal, will automatically renew for successive one-year terms unless otherwise terminated by either party at least 90 days prior to the expiration of the then-current term.
The Master Agreement, as modified by this Proposal, may be terminated in writing by either party, with 90-day written notice. All appraisals in process will be completed and the associated fee will be paid by the client.

Expenses:	Fee includes all associated expenses.

Retainer:	A retainer is not required for this assignment.

Payment Terms:
Final payment is due upon delivery of the final report or within thirty (30) days of your receipt of the draft report, whichever is sooner. The fee is considered earned upon delivery of the draft report.

We will invoice you for a portion of the assignment which has been completed at the end of each calendar month.

Delivery Instructions:
CBRE encourages our clients to join in our environmental sustainability efforts by accepting an electronic copy of the report.

An Adobe PDF file via email will be uploaded to a data site. The client has requested No (0) bound final copy (ies).

www.cbre.us/valuation

Delivery Schedule:
Preliminary Value:	Not Required
Draft Report:
Draft reports will be delivered based on a mutually agreeable delivery schedule created at the beginning of each quarter. Geographic and property type diversity will be considered in the delivery schedule. Maintain material change valuation option

Final Report:	Upon Client’s request
Start Date:	The appraisal process will start upon receipt of your signed agreement.
Acceptance Date:	These specifications are subject to modification if this Proposal is not accepted within 15 business days from the date of this letter.

When executed and delivered by all parties, the Proposal, and the Master Agreement as amended by this Proposal, will serve as the Agreement for appraisal services by and between CBRE and Client. Each person signing below represents that it is authorized to enter into this Agreement and to bind the respective parties hereto.
We appreciate this opportunity to be of service to you on this assignment. If you have additional questions, please contact us.
Sincerely,

CBRE, Inc.
Valuation & Advisory Services

/s/ Michael R. Rowland	/s/ Lee C. Holliday

Michael R. Rowland, MAI, FRICS	Lee C. Holliday, MAI
Executive Managing Director	Executive Vice President
As Agent for CBRE, Inc.	As Agent for CBRE, Inc.
T 602.735.5508	T 404.812.5030
F 602.735.5613	F 404.812.5051
michael.rowland@cbre.com	lee.holliday@cbre.com

www.cbre.us/valuation

VAATION & ADVISORY SERVICES
Proposal and Contract for Services

AGREED AND ACCEPTED FOR CIM INCOME NAV, INC.:

/s/ Nathan D. DeBacker	November 27, 2018
Signature	Date
Nathan D. DeBacker	Chief Financial Officer and Treasurer
Name	Title
602-778-6081	ndebacker@cimgroup.com
Phone Number	E-Mail Address

www.cbre.us/valuation